SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2004

DAVE & BUSTER’S, INC.

(Exact name of registrant as specified in its charter)

Missouri	0000943823	43-1532756
(State of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

2481 Manana Drive
Dallas TX 75220
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 357-9588

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
Asset Purchase Agreement
Escrow Agreement
Press Release dated September 22, 2004
Press Release dated September 24, 2004

Item 1.01 Entry into a Material Definitive Agreement.

     On May 24, 2004, Dave & Buster’s Inc. announced that its wholly-owned subsidiary, Tango Acquisition, Inc. signed a definitive agreement with various operating subsidiaries of Jillian’s Entertainment Holdings, Inc. to acquire out of bankruptcy, the operating assets of the majority of Jillian’s Holdings, Inc.’s largest restaurant/entertainment complexes and other related assets. As a result of entering into the purchase agreement, Dave & Buster’s was declared the “stalking horse bidder” for the mall stores operated by Jillian’s.

     On September 21, 2004, the auction for Jillian’s operating assets, including those mall stores to be acquired by Dave & Buster’s, was held in the United States Bankruptcy Court for the Western District of Kentucky. Dave & Buster’s and Gemini Investors III, LP jointly bid approximately $65 million for substantially all of the auctioned assets, which bid was made subject to the completion of documentation and the issuance of the sale order by the bankruptcy court. On September 24, 2004, Dave & Buster’s, Gemini, Jillian’s and certain of their respective subsidiary companies entered into a new Asset Purchase Agreement, which provides for Dave & Buster’s to be the purchaser of the Jillian’s mall-based locations and the Jillian’s tradename (at a purchase price of approximately $47 million), and Gemini to be the purchaser of the Jillian’s urban locations (at a purchase price of approximately $18 million), in each case subject to adjustment at closing. The parties further agreed that Dave & Buster’s shall be obligated to acquire the urban stores if JBC Acquisition fails to do so in accordance with the Asset Purchase Agreement. The Asset Purchase Agreement was approved by the bankruptcy court on the morning of September 24, 2004. The Asset Purchase Agreement is filed herewith as Exhibit 2.1 and incorporated herein by reference.

     Financing for the proposed transaction has been secured, which anticipates up to an additional $8 million being available for capital improvements to the Jillian’s mall store locations. Subject to certain governmental approvals and other conditions to closing, it is anticipated that the transaction would close by the end of October, but in no event later than November 20, 2004.

     The nine Jillian’s complexes to be acquired by Dave & Buster’s are located in the metropolitan areas of: Minneapolis, Minnesota; Philadelphia, Pennsylvania; Concord, North Carolina; Farmingdale, New York; Nashville, Tennessee; Houston, Texas; Arundel, Maryland; Scottsdale, Arizona and Westbury, New York. In addition, Dave & Buster’s may acquire an interest in the complex located in Gwinnett, Georgia, and has agreed to manage the operation of the complex located in Lakewood, Colorado, which is a suburb of Denver. The Jillian’s restaurant/entertainment complexes to be acquired by Dave & Buster’s range in size from 46,000 — 68,000 square feet and employ approximately 2,100 people who are expected to be added to the present Dave & Buster’s team of over 6,000. These larger Jillian’s entertainment complexes are Dave & Buster’s most similar national competition. The asset purchase agreement provides for Dave & Buster’s to acquire the brand name and all trademarks of Jillian’s allowing it to operate these complexes under the Jillian’s brand.

Item 8.01. Other Events.

     On September 22, 2004, the Company issued a press release regarding the status of the auction held by the bankruptcy court for the disposition of Jillian’s restaurant complexes. On September 24, 2004, Dave & Buster’s issued a press release confirming the execution and court approval of the asset purchase agreement entered into by Dave & Buster’s, Gemini and Jillian’s.

     The information contained in this report is furnished under Item 12 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of businesses acquired. Not applicable

(b)	Proforma financial information. Not applicable

(c)	Exhibits. The following are filed as Exhibits to this Report.

2.1	Asset Purchase Agreement dated September 24, 2004 by and among Tango Acquisition, Inc., Dave & Buster’s Inc., JBC Acquisition Corporation, Gemini Investors III, LP, Jillian’s Entertainment Holdings, Inc. and various subsidiaries of Jillian’s Entertainment Holdings, Inc.

2.2	Escrow Agreement dated September 24, 2004 by and among Tango Acquisition, Inc., Dave & Buster’s Inc., JBC Acquisition Corporation, Gemini Investors III, LP, various subsidiaries of Jillian’s Entertainment Holdings, Inc. and Frost Bank.

99.1	Dave & Buster’s, Inc. Press Release dated September 22, 2004.

99.2	Dave & Buster’s, Inc. Press Release dated September 24, 2004.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S, INC.
Date: September 24, 2004	By:	/s/ W. C. Hammett, Jr.
W.C. Hammett, Jr.,
Chief Financial Officer